Exhibit 99.1

Company Press Release

May 13, 2020	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2020 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 16-week first quarter ended April 18, 2020.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•	Sales increased 6.8% to $1.349 billion, including an estimated 6.5% to 7.5% increase attributable to the impact of the COVID-19 pandemic.

•	Diluted EPS decreased $0.34 to a loss of $0.03, including a non-cash settlement and curtailment charge of $0.41 per share related to the termination of a defined benefit pension plan.

•	Adjusted diluted EPS(1) increased $0.09 to $0.41.

•	GAAP and adjusted EPS includes an estimated $0.09 to $0.10 increase attributable to the COVID-19 pandemic.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“First of all, there are no words to sufficiently describe how incredibly proud I am of our entire team,” said Ryals McMullian, Flowers Foods president and CEO. “Their performance, from plant operations, to sales, to distribution, to head office and support staff, has been nothing short of remarkable. They have demonstrated once again the power of shared purpose and they are the embodiment of our core values. Because of the team’s extraordinary commitment to feed America and serve our customers, consumers, and communities, we were able to deliver a record quarter in terms of both sales and earnings.”

McMullian continued, “Our top priority is ensuring the health and safety of our team members. In keeping with guidance from health authorities, we have taken measures to safeguard their wellness, including enhanced sanitation and cleaning procedures, restricted admittance to company facilities, daily wellness screening, suspension of non-essential business travel, company-provided masks, and remote work for business office team members. I am especially grateful for the hard work and dedication of our frontline workers. To recognize their extraordinary efforts, we announced $6.2 million in appreciation bonuses in April.”

McMullian added, “During the first quarter, our retail business benefitted from a significant increase in demand, while foodservice was pressured by the slowdown in restaurant sales. Although the unknown duration and severity of the pandemic makes forecasting results difficult for the remainder of 2020, we believe Flowers is uniquely positioned to succeed during this period of great uncertainty. We have weathered many crises during our 100 years in business. However, more important than our ability to manage through this crisis, is our ability to manage out of it. It is critical that we stay focused on the future and on our strategic priorities even as we continue to operate in what still is a fluid environment. As we look ahead to the balance of 2020, we remain committed to our portfolio and supply chain optimization initiatives, which are expected to deliver approximately $10 million to $20 million of savings this year. While there is uncertainty around the pace of recovery in our foodservice business and the duration of elevated in-home eating, we are confident that our increased digital investments and ongoing optimization projects will allow us to exit this crisis in an improved competitive position and with strong business fundamentals.”

For the 53-week Fiscal 2020, the Company Expects:

•	Sales in the range of approximately $4.206 billion to $4.289 billion, representing growth of approximately 2.0% to 4.0%.

•	Diluted EPS in the range of approximately $0.57 to $0.65, including a $0.41 per share charge related to the termination of a defined benefit pension plan.

•	Adjusted diluted EPS in the range of approximately $1.00 to $1.08, adjusted for items affecting comparability, representing growth of approximately 4.2% to 12.5%.

The company’s outlook includes the following assumptions:

•	Portfolio and supply chain optimization benefit of $10 million to $20 million

•	Depreciation and amortization in the range of $140 million to $145 million

•	Other pension expense of approximately $2 million

•	Net interest expense in the range of $8 million to $10 million

•	An effective tax rate of approximately 24%

•	Weighted average diluted share count for the year of approximately 212.5 million shares

•	Capital expenditures for the year in the range of $95 million to $105 million

Matters Affecting Comparability:

Reconciliation of (Loss) Earnings per Share to Adjusted Earnings per Share
	For the 16 Weeks Ended
	Apr. 18, 2020	Apr. 20, 2019
Net (loss) income per diluted common share	$(0.03)	$0.31
Recovery on inferior ingredients	—	NM
Restructuring and related impairment charges	—	NM
Project Centennial consulting costs	0.01	—
Legal settlements	0.01	NM
Executive retirement agreement	—	NM
Acquisition costs	—	NM
Pension plan settlement and curtailment loss	0.41	—
Other pension plan termination costs	NM	—

Adjusted net income per diluted common share	$0.41	$0.32

NM - Not Meaningful
Certain amounts may not compute due to rounding.

Consolidated First Quarter Operating Highlights

Compared to the prior year first quarter where applicable

•	Sales increased 6.8% to $1.349 billion with a 6.5% to 7.5% increase attributable to the COVID-19 pandemic.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 6.2%, primarily driven by mix

•	Volume: 0.6%

•

On a consolidated basis, branded retail sales increased $133.8 million or 17.7% to $891.5 million, store branded retail sales decreased $0.9 million or 0.5% to $190.2 million, while non-retail and other sales decreased $47.3 million or 15.0% to $267.8 million.

•	A significant increase in branded retail sales due to the COVID-19 pandemic helped drive a positive mix shift from non-retail and other to branded retail products.

•

Store branded retail sales decreased modestly due primarily to lost store branded breakfast bread business and volume declines for store branded cake, partially offset by increases in store branded gluten-free products produced by Canyon Bakehouse.

•	Foodservice and other non-retail sales declined significantly due to business disruptions for most of our non-retail customers caused by the COVID-19 pandemic.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 49.7% of sales, a 190-basis point decrease. These costs were lower as a percentage of sales due to the positive mix shift from non-retail products to branded retail products. Partially offsetting the cost leverage were $4.1 million of appreciation bonuses paid to frontline workers and $1.7 million in start-up costs related to the conversion of our Lynchburg, Virginia plant to an organic bakery.

•

Selling, distribution and administrative (SD&A) expenses were 38.7% of sales, a 100-basis point increase. Higher distributor distribution fees were driven by a shift in product mix, which resulted in a larger portion of our sales being made through independent distributor partners. Workforce-related costs increased primarily due to $2.1 million of appreciation bonuses paid to frontline workers as a result of the COVID-19 pandemic and higher employee incentive costs.

•	Depreciation and amortization (D&A) expenses were relatively consistent quarter over quarter.

•

Net income declined $71.6 million to a loss of $5.8 million due primarily to the $116.2 million charge related to the termination of the pension plan. Adjusted net income increased $19.2 million to $86.4 million.

•	Adjusted EBITDA increased 19.0% to $163.3 million, representing 12.1% of sales, a 120-basis point increase compared to the prior year.

•

GAAP EPS decreased $0.34 to a loss of $0.03 due primarily to the $0.41 per share charge related to the termination of the pension plan. Adjusted EPS was $0.41 compared to $0.32 in the prior year quarter, including a $0.09 to $0.10 increase attributable to the COVID-19 pandemic.

Cash Flow, Capital Allocation, and Capital Return

In the first quarter of fiscal 2020, cash flow from operating activities was $106.2 million, capital expenditures were $21.7 million, and dividends paid were $40.3 million. To ensure liquidity, out of an abundance of caution and uncertainty of the impact of the COVID-19 pandemic, the company drew an additional $200 million on our credit facility. Total indebtedness increased by $203.8 million in the quarter. Cash and cash equivalents were $252.7 million at quarter-end.

There are 6.2 million shares authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to make opportunistic share repurchases from time to time under this plan.

Conference Call

Flowers Foods will hold a conference call to discuss its first quarter 2020 results at 8:30 a.m. (Eastern) on May 14, 2020. The call can be accessed by following the webcast link at flowersfoods.com/investors. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2019 sales of $4.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations and the ultimate impact of the novel strain of coronavirus (COVID-19) pandemic on our business, results of operations and financial condition, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) the ultimate impact of the COVID-19 outbreak and measures taken in response thereto on our business, results of operations and financial condition, which are highly uncertain and are difficult to predict, (b) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (c) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (d) the success of productivity improvements and new product introductions, (e) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (f) fluctuations in commodity pricing, (g) energy and raw material costs and availability and hedging and counterparty risk, (h) our ability to fully integrate recent acquisitions into our business, (i) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (j) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (k) consolidation within the baking industry and related industries, (l) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (m)

increasing legal complexity and legal proceedings that we are or may become subject to, (n) product recalls or safety concerns related to our products, and (o) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA earnings before interest, taxes, depreciation and amortization. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	April 18, 2020	December 28, 2019
Assets
Cash and Cash Equivalents	$252,683	$11,044
Other Current Assets	551,119	515,165
Property, Plant & Equipment, net	697,067	717,822
Right-of-Use Leases, net	385,066	399,302
Distributor Notes Receivable (1)	221,144	226,348
Other Assets	20,085	12,644
Cost in Excess of Net Tangible Assets, net	1,285,909	1,295,451

Total Assets	$3,413,073	$3,177,776

Liabilities and Stockholders’ Equity
Current Liabilities	$442,850	$463,431
Long-term Debt (2)	1,070,597	866,508
Right-of-Use Lease Liabilities (3)	395,369	404,503
Other Liabilities	183,646	179,904
Stockholders’ Equity	1,320,611	1,263,430

Total Liabilities and Stockholders’ Equity	$3,413,073	$3,177,776

(1)	Includes current portion of $28,018 and $27,709, respectively.
(2)	Includes current portion of $1,245 and $3,730, respectively.
(3)	Includes current portion of $60,819 and $60,982, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 18, 2020	April 20, 2019
Sales	$1,349,444	$1,263,895

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	670,873	652,141
Selling, distribution and administrative expenses	522,035	476,049
Recovery on inferior ingredients	—	(413)
Restructuring and related impairment charges	—	718
Depreciation and amortization expense	44,663	44,819

Income from operations	111,873	90,581
Other pension cost	143	692
Pension plan settlement and curtailment loss	116,207	—
Interest expense, net	3,314	3,824

(Loss) income before income taxes	(7,791)	86,065
Income tax (benefit) expense	(2,019)	20,199

Net (loss) income	$(5,772)	$65,866

Net (loss) income per diluted common share	$(0.03)	$0.31

Diluted weighted average shares outstanding	211,754	211,884

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 18, 2020	April 20, 2019
Cash flows from operating activities:
Net (loss) income	$(5,772)	$65,866
Adjustments to reconcile net (loss) income to net cash from operating activities:
Total non-cash adjustments	143,651	54,777
Changes in assets and liabilities and pension contributions	(31,694)	(24,465)

Net cash provided by operating activities	106,185	96,178

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,700)	(20,761)
Proceeds from sale of property, plant and equipment	862	235
Other	4,021	136

Net cash disbursed for investing activities	(16,817)	(20,390)

Cash flows from financing activities:
Dividends paid	(40,286)	(39,296)
Payment of contingent consideration	(4,700)	—
Stock repurchases	(783)	(7,054)
Net change in debt borrowings	203,750	(40,500)
Payments on financing leases	(2,180)	(1,872)
Other	(3,530)	(788)

Net cash provided by (disbursed for) financing activities	152,271	(89,510)

Net increase (decrease) in cash and cash equivalents	241,639	(13,722)
Cash and cash equivalents at beginning of period	11,044	25,306

Cash and cash equivalents at end of period	$252,683	$11,584

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 18, 2020	April 20, 2019	$ Change	% Change
Branded Retail	$891,449	$757,685	$133,764	17.7%
Store Branded Retail	190,181	191,062	(881)	-0.5%
Non-Retail and Other	267,814	315,148	(47,334)	-15.0%

Total Sales	$1,349,444	$1,263,895	$85,549	6.8%

Sales Bridge For the 16 Week Period Ended April 18, 2020	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	0.6%	6.2%	6.8%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of (Loss) Earnings per Share to Adjusted Earnings per Share
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 18, 2020	April 20, 2019
Net (loss) income per diluted common share	$(0.03)	$0.31
Recovery on inferior ingredients	—	NM
Restructuring and related impairment charges	—	NM
Project Centennial consulting costs	0.01	—
Legal settlements	0.01	NM
Executive retirement agreement	—	NM
Canyon acquisition costs	—	NM
Pension plan settlement and curtailment loss	0.41	—
Other pension plan termination costs	NM	—

Adjusted net income per diluted common share	$0.41	$0.32

NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 18, 2020	April 20, 2019
Sales	$1,349,444	$1,263,895
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	670,873	652,141

Gross Margin excluding depreciation and amortization	678,571	611,754
Less depreciation and amortization for production activities	24,258	24,978

Gross Margin	$654,313	$586,776

Depreciation and amortization for production activities	$24,258	$24,978
Depreciation and amortization for selling, distribution and administrative activities	20,405	19,841

Total depreciation and amortization	$44,663	$44,819

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 18, 2020	April 20, 2019
Selling, distribution and administrative expenses (SD&A)	$522,035	$476,049
Project Centennial consulting costs	(3,392)	—
Legal settlements	(3,220)	(150)
Executive retirement agreement	—	(1,331)
Canyon acquisition costs	—	(22)
Other pension plan termination costs	(133)	—

Adjusted SD&A	$515,290	$474,546

	Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 18, 2020	April 20, 2019
Net (loss) income	$(5,772)	$65,866
Income tax (benefit) expense	(2,019)	20,199
Interest expense, net	3,314	3,824
Depreciation and amortization	44,663	44,819

EBITDA	40,186	134,708
Other pension cost	143	692
Pension plan settlement and curtailment loss	116,207	—
Other pension plan termination costs	133	—
Recovery on inferior ingredients	—	(413)
Restructuring and related impairment charges	—	718
Project Centennial consulting costs	3,392	—
Legal settlements	3,220	150
Executive retirement agreement	—	1,331
Canyon acquisition costs	—	22

Adjusted EBITDA	$163,281	$137,208

Sales	$1,349,444	$1,263,895
Adjusted EBITDA margin	12.1%	10.9%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Income Tax (Benefit) Expense to Adjusted Income Tax Expense
	For the 16 Week Period Ended		For the 16 Week Period Ended
	April 18, 2020		April 20, 2019
Income tax (benefit) expense	$(2,019)		$20,199
Tax impact of:
Recovery on inferior ingredients	—		(104)
Restructuring and related impairment charges	—		181
Project Centennial consulting costs	848		—
Legal settlements	805		38
Executive retirement agreement	—		336
Canyon acquisition costs	—		6
Pension plan settlement and curtailment loss	29,052		—
Other pension plan termination costs	33		—

Adjusted income tax expense	$28,719		$20,656

	Reconciliation of Net (Loss) Income to Adjusted Net Income
	For the 16 Week Period Ended		For the 16 Week Period Ended
	April 18, 2020		April 20, 2019
Net (loss) income	$(5,772)		$65,866
Recovery on inferior ingredients	—		(309)
Restructuring and related impairment charges	—		537
Project Centennial consulting costs	2,544		—
Legal settlements	2,415		112
Executive retirement agreement	—		995
Canyon acquisition costs	—		16
Pension plan settlement and curtailment loss	87,155		—
Other pension plan termination costs	100		—

Adjusted net income	$86,442		$67,217

	Reconciliation of Earnings per Share - Full Year Fiscal 2020 Guidance
	Range Estimate
Net income per diluted common share	$0.57	to	$0.65
Project Centennial consulting costs	0.01		0.01
Legal settlements	0.01		0.01
Pension plan settlement and curtailment loss	0.41		0.41
Other pension plan termination costs	NM		NM

Adjusted net income per diluted common share	$1.00	to	$1.08

Certain amounts may not add due to rounding.